Exhibit 99.1

New Mountain Finance Corporation Announces Financial Results for the Quarter and Year Ended December 31, 2014
Reports Adjusted Net Investment Income of $0.34 per Weighted Average Share and Net Asset Value of $13.83 per Share

Declares First Quarter 2015 Dividend of $0.34 per Share

Defensive Investment Strategy Underscored by Continued Strong Credit Performance

Originated $226 Million of Investments in the Quarter

Announces strategic alliance and energy initiative

Remains fully invested; statutory debt/equity ratio of 0.79x

NEW YORK--(BUSINESS WIRE)--March 2, 2015--New Mountain Finance Corporation (NYSE: NMFC) (the "Company", "we", "us" or "our") today announced its financial results for the quarter and year ended December 31, 2014 and reported fourth quarter Adjusted Net Investment Income of the Company of $0.34 per weighted average share. Pro-forma adjusted net investment income per weighted average share for the year ended December 31, 2014 was $1.41. At December 31, 2014, net asset value (“NAV”) per share was $13.83, a decrease of $0.50 from September 30, 2014, or a decrease of $0.55 from December 31, 2013. The Company also announced that its board of directors declared a first quarter 2015 dividend of $0.34 per share, which will be payable on March 31, 2015 to holders of record as of March 17, 2015.

During the fourth quarter the Company amended its credit facility (the “NMFC Credit Facility”) to increase the maximum capacity of the credit facility from $50.0 million to $80.0 million. Additionally, New Mountain Finance Holdings, L.L.C. (the “Predecessor Operating Company” or “NMF Holdings”), the Company’s wholly-owned subsidiary, amended its existing credit facility with Wells Fargo Bank, National Association (the “New Holdings Credit Facility”) and extended the maturity by over three years to December 2019. The New Holdings Credit Facility amended and restated the previous NMF Holdings credit facility (the “Predecessor Holdings Credit Facility”) and merged with New Mountain Finance SPV Funding, L.L.C.’s credit facility (the “SLF Credit Facility”) to combine the amount of borrowings previously available.

Except where noted otherwise, all financial information shown is that of the Company.

Selected Financial Highlights
(in thousands, except per share data)

	December 31, 2014
Investment Portfolio(1)	$1,454,671
Total Assets	$1,514,920
Total Statutory Debt(2)	$633,108
NAV	$802,170

NAV per Share	$13.83
Statutory Debt/Equity	0.79x

Investment Portfolio Composition	December 31, 2014	Percent of Total
First Lien	$677,901	46.6%
Second Lien(1)	634,158	43.6%
Subordinated	61,987	4.3%
Preferred Equity	47,543	3.3%
Investment in Fund	22,461	1.5%
Common Equity and Other	10,621	0.7%
Total	$1,454,671	100.0%
	Three Months Ended December 31, 2014			Year Ended December 31, 2014
(in millions, except per share data)	GAAP	Non-Cash Adjustments(3)	Adjusted(3)	GAAP	Non-Cash Adjustments(3)	Pro-Forma Adjusted(3)
Net investment income (“NII”)	$25.9	($6.7)	$19.2	$80.1	($7.0)	$73.1

Net investment income per weighted average share	$0.46		$0.34	$1.54		$1.41

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[1]	Includes collateral for securities purchased under collateralized agreements to resell of $30.0 million.
[2]	Excludes the Company’s SBA-guaranteed debentures.
[3]	Refer to “Reconciliation of Pro-Forma Adjusted Net Investment Income” noted below for additional details.

We believe that the strength of the Company’s unique investment strategy – which focuses on acyclical “defensive growth” companies that are well researched by New Mountain Capital, L.L.C. (“New Mountain”), a leading private equity firm – is underscored by continued strong credit performance. The Company has had only two portfolio companies, representing approximately $18.0 million of the cost of all investments made since inception in October 2008, or less than 0.6%, go on non-accrual.

Robert Hamwee, CEO, commented “The fourth quarter represented another solid quarter of performance for NMFC. We covered our dividend, originated $226 million of investments and remain fully invested, all while maintaining a stable portfolio yield. For the year, we are pleased with the completion of several strategic initiatives that we believe will deliver meaningful additional shareholder value. Our first senior loan fund is now fully invested and generates additional fee income to the Company. We have begun to utilize SBA leverage from our SBIC license. We were also able to diversify our financing sources through the issuance of unsecured convertible notes and the closing and expansion of our corporate revolving credit facility. Additionally, we believe our strategic alliance with Five States will enable us to opportunistically source attractive energy investments.”

“As managers and as significant stockholders personally, we are pleased with the progress of the Company and the completion of another successful quarter and year,” added Steven B. Klinsky, NMFC Chairman. “We believe our strategy of focusing on acyclical “defensive growth” industries and on companies that we know well continues to prove a successful strategy and preserves stockholder value.”

Portfolio and Investment Activity(1)

As of December 31, 2014, the Company’s net asset value was approximately $802.2 million and its portfolio had a fair value of approximately $1,454.7 million in 72 portfolio companies, with a weighted average Yield to Maturity at Cost2 of approximately 10.7%. For the three months ended December 31, 2014, the Company made approximately $225.7 million of originations and commitments3. The $225.7 million includes approximately $175.2 million of investments in six new portfolio companies and approximately $50.5 million of follow-on investments in twelve portfolio companies held as of September 30, 2014. For the three months ended December 31, 2014, the Company had approximately $23.4 million of sales in seven portfolio companies and cash repayments3 of approximately $69.6 million.

Five States Energy Capital, LLC

The Company has formed a strategic alliance with Five States Energy Capital, LLC (“Five States”)4 to pursue defensive, lower-middle market energy investments. Five States is a Dallas-based energy investment firm with expertise in petroleum engineering and geology, a 25+ year track record of success and has a defensive investment approach and culture consistent with New Mountain's. The Company’s relationship with Five States arose out of New Mountain’s “deep-dive” into the energy sector nearly three years ago. We intend to focus on investment opportunities that are either not levered to commodity prices or where downside is protected irrespective of commodity prices.

NMFC Senior Loan Program I, LLC

On June 10, 2014, the Company formed NMFC Senior Loan Program I, LLC (“SLP I”). SLP I is a non-consolidated portfolio company of the Company that invests in senior secured loans issued by companies within the Company’s core industry verticals. SLP I has a five year fund life and a three-year re-investment period.

______________________________
[1] Includes collateral for securities purchased under collateralized agreements to resell of $30.0 million.

[2] References to “Yield to Maturity at Cost” assume the accruing investments, including secured collateralized agreements, in our portfolio as of a certain date, the “Portfolio Date”, are purchased at adjusted cost (estimated) on that date and held until their respective maturities with no prepayments or losses and are exited at par at maturity. This calculation excludes the impact of existing leverage. Yield to Maturity at Cost uses the London Interbank Offered Rate (“LIBOR”) curves at each quarter’s respective end date. The actual yield to maturity may be higher or lower due to the future selection of LIBOR contracts by the individual companies in the Company’s portfolio or other factors.

[3] Excludes revolving credit facilities, payment-in-kind (“PIK”) interest, bridge loans and return of capital.
[4] The Company has engaged Five States’ affiliated broker-dealer, Greenville Securities, LLC, to source and structure potential investments.

SLP I is capitalized with $93.0 million of capital commitments, $275.0 million of debt from a revolving credit facility and is managed by the Company. The Company’s capital commitment is $23.0 million, representing less than 25.0% ownership, with third party investors representing the remaining capital commitment. As of December 31, 2014, SLP I had total investments with an aggregate fair value of approximately $369.2 million, debt outstanding of $266.9 million and capital that had been called and funded of $93.0 million. The Company’s investment in SLP I is disclosed on the December 31, 2014 Consolidated Schedule of Investments in the Company’s Form 10-K filed on March 2, 2015.

The Company, as an investment adviser registered under the Investment Advisers Act of 1940, as amended, acts as the collateral manager to SLP I and is entitled to receive a management fee for its investment management services. As a result, SLP I is classified as an affiliate of the Company. For the three months and year ended December 31, 2014, the Company earned approximately $0.3 and $0.5 million, respectively, in management fees related to SLP I which is included in other income from non-controlled, affiliated investments on the Consolidated Statements of Operations in the Company’s Form 10-K filed on March 2, 2015. Additionally, for the three months and year ended December 31, 2014, the Company earned approximately $0.8 million and $1.1 million, respectively, of dividend income from SLP I which is included in dividend income from non-controlled, affiliated investments on the Consolidated Statements of Operations in the Company’s Form 10-K filed on March 2, 2015.

Consolidated Results of Operations

Quarterly Results

During the second quarter of 2014, the Company completed a restructuring; refer to the disclosure in the Company’s Form 10-K filed on March 2, 2015 for more information. The discussion of the results of operations below compares the Company’s three months ended December 31, 2014 results to the Predecessor Operating Company’s results for the three months ended December 31, 2013.

The Company’s total adjusted investment income and the Predecessor Operating Company’s pro-forma adjusted investment income5 for the three months ended December 31, 2014 and 2013 were approximately $36.7 million and $28.3 million, respectively. For the three months ended December 31, 2014 and 2013, the Company’s total adjusted investment income and the Predecessor Operating Company’s pro-forma adjusted investment income consisted of approximately $31.1 million and $24.3 million in cash interest income from investments, respectively, prepayment penalties of approximately $0.7 million and $1.4 million, respectively, approximately $1.6 million and $1.0 million in payment-in-kind (“PIK”) interest income from investments, respectively, net amortization of purchase premiums/discounts and origination fees of approximately $0.6 million and $0.7 million, respectively, dividend income of approximately $0.8 million and $0.0 million, respectively, and approximately $1.9 million and $0.9 million in other income, respectively.

The Company’s total net expenses after income tax expense and the Predecessor Operating Company’s pro-forma net expenses5 for the three months ended December 31, 2014 and 2013 were approximately $17.5 million and $12.1 million, respectively, excluding the reduction to the accrued hypothetical capital gains incentive fee of ($6.7) million and $0.7 million of accrued hypothetical capital gains incentive fee, respectively. The hypothetical capital gains incentive fee is based upon the cumulative net Adjusted Realized Capital Gains (Losses)6 and the cumulative net Adjusted Unrealized Capital Appreciation (Depreciation)6 from inception through the end of the current period. Actual amounts paid to New Mountain Finance Advisers BDC, L.L.C. (the “Investment Adviser”) are consistent with the investment advisory and management agreement between the Company and the Investment Adviser (the “Investment Management Agreement”), and are based only on actual Adjusted Realized Capital Gains computed net of all Adjusted Realized Capital Losses and Adjusted Unrealized Capital Depreciation on a cumulative basis from inception through the end of each calendar year as if the entire portfolio was sold at fair value.

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[5] Pro-forma adjusted net investment income of the Predecessor Operating Company for the three months ended December 31, 2013 reflects a change in tax estimate related to a non-recurring YP, LLC distribution. The NII impact (net of the incentive fee) was approximately $1.4 million.

[6] Under GAAP, the Company’s IPO did not step-up the cost basis of the Predecessor Operating Company’s existing investments to fair market value at the IPO date. Since the total value of the Predecessor Operating Company’s investments at the time of the IPO was greater than the investments’ cost basis, a larger amount of amortization of purchase or original issue discount, as well as different amounts in realized gain and unrealized appreciation, may be recognized under GAAP in each period than if the step-up had occurred. This will remain until such predecessor investments are sold or mature in the future. The Company tracks the transferred (or fair market) value of each of its investments as of the time of the IPO and, for purposes of the incentive fee calculation, adjusts Pre-Incentive Fee Net Investment Income to reflect the amortization of purchase or original issue discount on the Company’s investments as if each investment was purchased at the date of the IPO, or stepped up to fair market value. This is defined as “Pre-Incentive Fee Adjusted Net Investment Income”. The Company also uses the transferred (or fair market) value of each of its investments as of the time of the IPO to adjust capital gains and losses (“Adjusted Realized Capital Gains (Losses)”) and unrealized capital appreciation and depreciation (“Adjusted Unrealized Capital Appreciation (Depreciation)”).

Total net expenses after income tax expense and pro-forma net expenses for the three months ended December 31, 2014 and 2013 consisted of approximately $5.5 million and $3.1 million, respectively, of costs associated with the Company’s borrowings and approximately $9.9 million and $7.9 million, respectively, in net management and incentive fees, excluding the reduction to the accrued hypothetical capital gains incentive fee of ($6.7) million and $0.7 million of accrued hypothetical capital gains incentive fee, respectively. Since the initial public offering (“IPO”), the base management fee calculation has deducted the borrowings under the SLF Credit Facility. The SLF Credit Facility has historically consisted of primarily lower yielding assets at higher advance rates. As part of an amendment to the Company’s existing credit facilities with Wells Fargo Bank, National Association, the SLF Credit Facility merged with the Predecessor Holdings Credit Facility and into the New Holdings Credit Facility on December 18, 2014. Post credit facility merger and to be consistent with the methodology since IPO, the Investment Adviser will waive management fees on the leverage associated with those assets that share the same characteristics with investments leveraged under the legacy SLF Credit Facility. The Investment Adviser cannot recoup management fees that the Investment Advisor has previously waived. For the three months ended December 31, 2014, management fees waived were approximately $0.7 million. The Company’s net direct and indirect professional, administrative, other general and administrative and income tax expenses for the three months ended December 31, 2014 were approximately $2.1 million. The Predecessor Operating Company had capped its direct and indirect expenses at $4.25 million annually, resulting in professional, administrative and other general and administrative expenses of approximately $1.1 million for the three months ended December 31, 2013.

For the three months ended December 31, 2014, the Company recorded approximately $0.6 million and ($35.2) million of adjusted net realized gains and adjusted net changes in unrealized depreciation of investments, respectively. For the three months ended December 31, 2014, provision for taxes was approximately $0.2 million, related to differences between the computation of income for United States (“U.S.”) federal income tax purposes as compared to accounting principles generally accepted in the United States (“GAAP”). For the three months ended December 31, 2013, the Predecessor Operating Company recorded approximately ($1.9) million and $5.5 million in pro-forma adjusted net realized losses and pro-forma adjusted net changes in unrealized appreciation of investments, respectively.

Annual Results

The discussion of the results of operations below compares the Company’s year ended December 31, 2014 results to the Predecessor Operating Company’s results for the year ended December 31, 2013.

The Company’s and the Predecessor Operating Company’s total pro-forma adjusted investment income for the years ended December 31, 2014 and 2013 was approximately $135.2 million and $109.1 million, respectively. For the years ended December 31, 2014 and 2013, total pro-forma adjusted investment income consisted of approximately $114.5 million and $94.5 million in cash interest income from investments, prepayment penalties of approximately $3.9 million and $5.7 million, respectively, approximately $4.6 million and $3.4 million in PIK interest income from investments, respectively, net amortization of purchase premiums and discounts and origination fees of approximately $2.5 million and $2.5 million, respectively, dividend income of approximately $4.4 million and $0.2 million, respectively, and approximately $5.3 million and $2.8 million in other income, respectively.

The Company’s and the Predecessor Operating Company’s total pro-forma net expenses after income tax expense for the years ended December 31, 2014 and 2013 were approximately $62.0 million and $47.0 million, respectively, excluding the reduction to the accrued hypothetical capital gains incentive fee of ($6.6) million and $2.9 million of accrued hypothetical capital gains incentive fees, respectively. The Company’s and the Predecessor Operating Company’s total pro-forma net expenses after income tax expense for the years ended December 31, 2014 and 2013 consisted of approximately $18.0 million and $12.5 million, respectively, of costs associated with the Company’s and Predecessor Operating Company’s credit facilities and approximately $37.1 million and $30.4 million, respectively, in net management and incentive fees, excluding the reduction to the accrued hypothetical capital gains incentive fee of ($6.6) million and $2.9 million of accrued hypothetical capital gains incentive fees, respectively.

For the year ended December 31, 2014, the Company recorded approximately $8.7 million and (42.3) million in pro-forma adjusted net realized gains and pro-forma adjusted net changes in unrealized depreciation, respectively. For the year ended December 31, 2014, provision for taxes was approximately $0.5 million, related to differences between the computation of income for U.S. federal income tax purposes as compared to GAAP. For the year ended December 31, 2013, the Predecessor Operating Company recorded approximately $3.0 million and $11.6 million in pro-forma adjusted net realized gains and pro-forma adjusted net changes in unrealized appreciation of investments, respectively.

Liquidity and Capital Resources

As of December 31, 2014, the Company had cash and cash equivalents of approximately $23.4 million and total statutory debt outstanding of approximately $633.1 million (approximately $468.1 million of the $495.0 million of total availability on the New Holdings Credit Facility, $50.0 million of the $80.0 million of total availability on the NMFC Credit Facility and $115.0 million of convertible notes outstanding). Additionally, the Company had $37.5 million of SBA-guaranteed debentures outstanding as of December 31, 2014.

Portfolio and Asset Quality

The Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four. Each investment is assigned an initial rating of a “2” under the assumption that the investment is performing materially in-line with expectations. Any investment performing materially below our expectations would be downgraded from the “2” rating to a “3” or a “4” rating, based on the deterioration of the investment. An investment rating of a “4” could be moved to non-accrual status, and the final development could be an actual realization of a loss through a restructuring or impaired sale.

During the third quarter of 2014, the Company placed a portion of its first lien position in UniTek Global Services, Inc. (“UniTek”) on non-accrual status in anticipation of a voluntary petition for a “Pre-Packaged” Chapter 11 Bankruptcy in the U.S. Bankruptcy Court for the District of Delaware which was filed on November 3, 2014. As of December 31, 2014, the portion of the UniTek first lien position placed on non-accrual status represented an aggregate cost basis of $12.1 million and aggregate fair value of $8.8 million, and was assigned an investment rating of “4”. The remaining portion of the Company’s first lien, DIP commitments, revolver and warrants position in UniTek representing an aggregate cost basis of $35.3 million and aggregate fair value of $26.4 million, was assigned an investment rating of “3”.

As of December 31, 2014, four portfolio companies (including UniTek referenced above) had an investment rating of “3”, with a total cost basis of approximately $75.0 million and a fair value of approximately $48.3 million.

As of December 31, 2014, two portfolio companies (including UniTek referenced above) were on non-accrual status and had an investment rating of “4”. As of December 31, 2014, the investments in these portfolio companies had an aggregate cost basis of approximately $13.6 million and an aggregate fair value of approximately $9.2 million.

Recent Developments

The Company has had approximately $64.8 million of originations and commitments in the first 56 days of the first quarter of 2015. This was offset by approximately $46.2 million of repayments7 and $9.9 million of sales during the same period. On December 31, 2014 and continuing subsequent to the year then ended, the Company’s investment in Edmentum, Inc. disclosed its projected substantial financial deterioration. The Company reflected this information in its valuation of this portfolio investment as of December 31, 2014. All interest due to the Company through the year ended December 31, 2014 has been paid. As more information becomes available, there is a possibility the Company may experience a further mark-down of the fair value of this investment. This investment may be placed on non-accrual status in the future. The investment represents 1.1% of the total portfolio at fair value as of December 31, 2014.

In January 2015, UniTek emerged from “Pre-Packaged” Chapter 11 Bankruptcy and completed its restructuring.

In January 2015, Global Knowledge Training LLC, the Company’s largest portfolio company by fair value as of December 31, 2014, was sold and the Company’s corresponding debt and equity investments were repaid. The Company received cumulative proceeds of $13.3 million, including escrows, on our equity position, resulting in a cumulative realized gain of $10.9 million, of which approximately $9.7 million will recognized in the first quarter of 2015.

In February 2015, Storapod Holding Company, Inc. was sold and the Company’s corresponding equity position was repaid. The Company received $4.2 million in proceeds, resulting in a realized gain of approximately $4.0 million in the first quarter of 2015.

On February 23, 2015, the Company’s board of directors declared a first quarter 2015 distribution of $0.34 per share payable on March 31, 2015 to holders of record as of March 17, 2015.

[7] Excludes realized gains from the sale of equity positions

Conference Call

New Mountain Finance Corporation will host a conference call at 10 a.m. Eastern Time on Tuesday, March 3, 2015, to discuss its fourth quarter 2014 financial results. All interested parties may participate in the conference call by dialing +1 (877) 443-9109 approximately 15 minutes prior to the call. International callers should dial +1 (412) 317-1082. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the Company's website, http://ir.newmountainfinance.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. Following the call, you may access a replay of the event via audio webcast on our website. We will be utilizing a presentation during the conference call and we have posted the presentation to the investor relations section of our website.

Financial Statements and Tables of the Company

New Mountain Finance Corporation
Consolidated Statements of Assets and Liabilities
(in thousands, except per share data)

	December 31, 2014	December 31, 2013
Assets
Investments at fair value
Non-controlled/non-affiliated investments (cost of $1,422,891 and $0, respectively)	$1,402,210	$––
Non-controlled/affiliated investments (cost of $23,000 and $0, respectively)	22,461	––
Investment in New Mountain Finance Holdings, L.L.C. (cost of $0 and $633,835, respectively)	––	650,107
Total investments at fair value (cost of $1,445,891 and $633,835, respectively)	1,424,671	650,107
Securities purchased under collateralized agreements to resell	30,000	––
Cash and cash equivalents	23,445	––
Deferred financing costs (net of accumulated amortization of $5,867 and $0, respectively)	14,052	––
Interest and dividend receivable	11,744	––
Receivable from unsettled securities sold	8,912	––
Receivable from affiliates	490	––
Other assets	1,606	––
Total assets	$1,514,920	$650,107

Liabilities
Holdings Credit Facility	$468,108	$––
Convertible Notes	115,000	––
NMFC Credit Facility	50,000	––
SBA-guaranteed debentures	37,500	––
Payable for unsettled securities purchased	26,460	––
Management fee payable	5,144	––
Incentive fee payable	4,803	––
Interest payable	1,352	––
Payable to affiliates	822	––
Deferred tax liability	493	––
Other liabilities	3,068	––
Total liabilities	$712,750	$––
Commitments and contingencies
Net Assets
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized, none issued	––	––
Common stock, par value $0.01 per share 100,000,000 shares authorized, and 57,997,890 and 45,224,755 shares issued and outstanding, respectively	580	452
Paid in capital in excess of par	817,129	633,383
Accumulated undistributed net investment income	2,530	––
Accumulated undistributed net realized gains on investments	14,131	5,056
Net unrealized (depreciation) appreciation of investments (net of provision for taxes of $493 and $0, respectively)	(32,200)	11,216
Total net assets	$802,170	$650,107
Total liabilities and net assets	$1,514,920	$650,107

Number of shares outstanding	57,997,890	45,224,755
Net asset value per share	$13.83	$14.38

New Mountain Finance Corporation
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Years ended December 31,
	2014	2013	2012
Investment income (1)
From non-controlled/non-affiliated investments:
Interest income	$85,123	$––	$––
Dividend income	1,243	––	––
Other income	4,023	––	––
From non-controlled/affiliated investments:
Dividend income	1,066	––	––
Other income	468	––	––
Investment income allocated from New Mountain Finance Holdings, L.L.C. (2)
Interest income	40,515	84,925	36,439
Dividend income	2,368	3,567	455
Other income	795	2,384	617
Total investment income	135,601	90,876	37,511

Expenses
Incentive fee (1)	12,070	––	––
Capital gains incentive fee (1)	(8,573)	––	––
Total incentive fees (1)	3,497	––	––
Management fee (1)	13,593	––	––
Interest and other financing expenses (1)	13,269	––	––
Professional fees (1)	2,390	––	––
Administrative expenses (1)	1,470	––	––
Other general and administrative expenses (1)	1,138	––	––
Net expenses allocated from New Mountain Finance Holdings, L.L.C. (2)	20,808	40,355	17,719
Total expenses	56,165	40,355	17,719
Less: management fee waived (1)	(686)	––	––
Less: expenses waived and reimbursed (1)	(380)	––	––
Net expenses	55,099	40,355	17,719
Net investment income before taxes	80,502	50,521	19,792
Income tax expense (1)	436	––	––

Net investment income	80,066	50,521	19,792
Net realized gains (losses):
Non-controlled/non-affiliated investments(1)	357	––	––
Investments allocated from New Mountain Finance Holdings, L.L.C. (2)	8,568	5,427	7,593
Net change in unrealized (depreciation) appreciation:
Non-controlled/non-affiliated investments(1)	(43,324)	––	––
Non-controlled/affiliated investments(1)	(539)	––	––
Investments allocated from New Mountain Finance Holdings, L.L.C. (2)	940	6,016	4,494
Investment in New Mountain Finance Holdings, L.L.C.(2)	––	(44)	(95)
Provision for taxes (1)	(493)	––	––
Net increase in net assets resulting from operations	$45,575	$61,920	$31,784
Basic earnings per share	$0.88	$1.76	$2.14
Weighted average shares of common stock outstanding-basic	51,846,164	35,092,722	14,860,838
Diluted earnings per share	$0.86	$1.76	$2.14
Weighted average shares of common stock outstanding-diluted	56,157,835	35,092,722	14,860,838
Dividends declared and paid per share	$1.48	$1.48	$1.71

(1)	For the year ended December 31, 2014, the amounts reported relate to the period from May 8, 2014 to December 31, 2014.
(2)	For the year ended December 31, 2014, the amounts reported relate to the period from January 1, 2014 to May 7, 2014.

New Mountain Finance Corporation Reconciliation of Pro-Forma Adjusted Net Investment Income
(in millions, except for per share data)
(unaudited)

	Three months ended December 31, 2014		Year ended December 31, 2014
	Amount	Per Weighted Average Share	Amount	Per Weighted Average Share
GAAP net investment income ("NII")	$25.9	$0.46	$80.1	$1.54
Non-cash capital gains incentive fee(1) (2)	(6.7)	(0.12)	(6.8)	(0.13)
Adjusted NII	$19.2	$0.34	$73.3	$1.41

Non-recurring net YP, LLC distribution(3)	––	––	(0.2)	––
Pro-forma adjusted NII	$19.2	$0.34	$73.1	$1.41

(1) Reclassification of the non-cash capital gains incentive fee out of net investment income and into net increase in net assets resulting from operations.
(2) Net of non-cash amortization adjustment of less than $0.1 million and $0.2 million for the three months and year ended December 31, 2014, respectively.

(3) Adjustment related to the NII impact (net of incentive fee) from a non-recurring YP, LLC distribution. Year ended December 31, 2014 reflects change in tax estimate related to non-recurring YP, LLC distribution during the three months ended March 31, 2014.

New Mountain Finance Corporation Adjusted Net Investment Income(1)
(in millions, except per share data)
(unaudited, numbers may not add due to rounding)

	Three months ended December 31, 2014	Year ended December 31, 2014
Investment income
Interest income	$34.0	$125.5
Dividend income	0.8	4.4
Other income	1.9	5.3
Total investment income	36.7	135.2

Expenses
Management fee	5.8	19.5
Incentive fee	4.8	18.3
Interest and other financing expenses	5.5	18.0
Professional fees	0.9	3.7
Administrative expenses	0.6	2.2
Other general and administrative expenses	0.4	1.7
Total expenses	18.0	63.4
Less: management fee waived	(0.7)	(0.7)
Less: expenses waived and reimbursed	––	(1.1)
Net expenses	17.3	61.6
Net investment income before income taxes	19.4	73.6
Income tax expense	0.2	0.4

Net investment income (“NII”)	19.2	73.1

Net realized gains on investments	0.6	8.7
Net change in unrealized depreciation of investments	(35.2)	(42.3)
Provision for taxes	(0.2)	(0.5)
Capital gains incentive fee	6.7	6.6
Net (decrease) increase in net assets resulting from operations	$(8.9)	$45.6

Adjusted NII per weighted average share	$0.34	$1.41

(1) For each respective line item presented, represents the total amount for the Company for the three months and year ended December 31, 2014, which includes both income and expense line items allocated from New Mountain Finance Holdings, L.L.C. for January 1, 2014 through May 7, 2014 for the year ended December 31, 2014. Results for the year ended December 31, 2014 reflect Pro-forma adjusted NII, which includes an adjustment related to the NII impact (net of incentive fee) from a non-recurring YP, LLC distribution due to a change in tax estimate from the three months ended March 31, 2014.

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, the investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

ABOUT NEW MOUNTAIN CAPITAL, L.LC.

New Mountain Capital, L.L.C. is a New York-based private equity firm investing for long-term capital appreciation through direct investments in growth equity transactions, leveraged acquisitions, and management buyouts. The firm currently manages private and public equity funds with more than $15.0 billion in aggregate capital commitments. New Mountain Capital, L.L.C. seeks out the highest-quality defensive growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, L.L.C., please visit www.newmountaincapital.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

CONTACT:
New Mountain Finance Corporation
David M. Cordova, (212) 220-3546
Chief Financial Officer and Treasurer